Exhibit 99.1
DZS Inc. Receives Nasdaq Notice Regarding Late Form 10-Q Filing
DALLAS, August 18, 2023 – DZS Inc. (“DZS” or the “Company”) (Nasdaq: DZSI), a global leader of access, optical and cloud-controlled software defined solutions, announced today that on August 15, 2023, it received a delinquency notification letter from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2023 (the “Form 10-Q”). The notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

The Company filed a Notification of Late Filing on Form 12b-25 on August 9, 2023, indicating, among other things, that the filing of the Form 10-Q would be delayed principally due to the ongoing review by the Audit Committee of the Company’s Board of Directors of the Company’s accounting for revenue recognition and the extent to which these matters affect the Company’s internal controls over financial reporting in connection with the need to restate the Company’s previously issued unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2023 (the “Subject Period”).

Nasdaq has informed the Company that the Company must submit a plan of compliance (the “Plan”) within 60 calendar days, or no later than October 16, 2023, addressing how it intends to regain compliance with Nasdaq’s listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-Q original filing due date, or until February 5, 2024, to regain compliance.

The Company plans to file the Form 10-Q as soon as reasonably practicable following the completion of the Audit Committee’s review and the restatement.

The description of the restatement and accounting error above is preliminary, unaudited and subject to further change in connection with the ongoing Audit Committee review and the completion of the restatement. Accordingly, there can be no assurance as to the actual effects of the restatement or that the Company will not determine to restate any financial statements for periods other than the Subject Period or with respect to any additional accounting errors. Moreover, there can be no assurance as to what period the revenue previously recognized in the Subject Period will ultimately be recognized.

About DZS Inc.
DZS Inc. (Nasdaq: DZSI) is a global leader of access, optical and cloud-controlled software defined solutions.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.

For further information see: www.DZSi.com.
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/